Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of American Real Estate Partners, L.P. on Form 10-K for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement and Prospectus. We hereby consent to the incorporation by reference of said reports in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.” Our audit report on the consolidated financial statements expressed an unqualified opinion and contains an explanatory paragraph relating to the change in accounting for the Partnership's  investment in Imclone Systems Incorporated and Subsidiary from an available for sale security to the equity method.

/s/ Grant Thornton LLP

New York, New York June 15, 2007